Exhibit 99.1

Glowpoint Announces Changes to its Board of Directors

DENVER, CO, April 7, 2014 - Glowpoint, Inc. (NYSE MKT: GLOW), a leading provider of video collaboration services and network solutions, today announced the resignation of Jon DeLuca and Grant Dawson as directors of the Company and the appointment of James H. Cohen and Patrick Lombardi to the Board of Directors.
“On behalf of Glowpoint and the entire Board I want to express our appreciation for Jon’s and Grant’s service to the Company. Their contributions have been highly valued, and I wish them the very best in future endeavors,” said Peter Holst, CEO and President of Glowpoint. “I am pleased to welcome Jim and Pat to the Board of Directors and believe they bring a valuable perspective to both the Company and shareholders alike.”
From 2005 until February 2014, Mr. Cohen served as Executive Vice President of Mergers & Acquisitions for Consolidated Graphics, Inc., which until its acquisition by RR Donnelly & Sons on January 31, 2014 was a public company traded on the NYSE with revenues of approximately $1.1 billion. Prior to Consolidated Graphics, Mr. Cohen’s work experience includes investment banking (Morgan Stanley & Co.), private equity (Main Street Capital) and corporate law (Simpson Thacher & Bartlett and Baker Botts).

From 1996 until March 2013, Patrick Lombardi was the owner of PJL Associates, Inc., a consultancy company that provided strategic business, merger and acquisition, and financial consulting services to global communication service providers. Mr. Lombardi has previously served on the Board of Directors of Jones Intercable Inc., Bell Cablemedia plc and as Chairman of the Audit Committee of Raindance Communications, Inc., prior to its sale to West Corporation in 2006.
In connection with the changes to its Board of Directors, the Company also announced that it had reached an agreement with GP Investment Holdings, LLC and certain related investors (the “GPI Investor Group”), who collectively own approximately 43% of the outstanding shares of the Company’s common stock. Under the agreement, the Company appointed Messrs. Cohen and Lombardi to the Board and agreed to nominate them to stand for election as directors at the Company’s 2014 annual meeting of stockholders. The GPI Investor Group agreed to vote for the Company’s director nominees, including Messrs. Cohen and Lombardi, at the 2014 annual meeting and to not take certain actions during a standstill period that expires at the conclusion of the 2014 annual meeting.

About Glowpoint

Glowpoint, Inc. (NYSE MKT: GLOW) provides video collaboration, network, and support services to large enterprises and mid-sized companies to support their unified communications (UC) strategies and business goals. More than 600 organizations in 96 countries rely on our unmatched experience, business-class support and cloud-based services to collaborate with colleagues, business partners, and customers more effectively. To learn more please visit www.glowpoint.com.